UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1 to
Registration Statement on Form 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

SAKS INCORPORATED
(Exact name of registrant as specified in its charter)

Tennessee	62-0331040
(State of incorporation or organization)	(IRS Employer Identification No.)

12 East 49th Street, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates:            N/A

Securities registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is made to Item 1 of the Registration Statement on Form 8-A of Saks Incorporated (the “Company”) filed with the Securities and Exchange Commission November 26, 2008 relating to the distribution by the Company of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock (par value $0.10 per share) pursuant to the rights agreement (the “Rights Agreement”), dated as of November 25, 2008, by and between the Company and The Bank of New York Mellon, as Rights Agent (the “Rights Agent”).

On December 14, 2009, the Company and the Rights Agent entered into an amendment (the “Amendment”) to the Rights Agreement, to be effective on December 14, 2009.  Pursuant to the Amendment, the Final Expiration Date of the Rights (each as defined in the Rights Agreement) was advanced from November 26, 2018 to December 14, 2009.  As a result of the Amendment, as of December 14, 2009, the Rights will no longer be outstanding and will not be exercisable.

Item 2.	Exhibits.

See Exhibit Index immediately following the signature to this Amendment No.1 to Registration Statement on Form 8-A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 14, 2009	SAKS INCORPORATED

By:	/s/ Ann Robertson
Name:	Ann Robertson
Title:	Secretary

EXHIBIT INDEX

Number	Description

4.1	Amendment dated December 14, 2009 to Rights Agreement dated as of November 25, 2008, by and between Saks Incorporated and The Bank of New York Mellon, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2009).